Stillwater Mining Company Reports Scaling Back of Marathon Project Activities

BILLINGS, MT -- (Marketwired - September 02, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") today reported that Stillwater Canada Inc will scale back activities associated with the Marathon PGM-copper project. The permitting process for the Marathon PGM-copper project was suspended previously. Limited exploration activities will continue for the current field season and continuation will be dependent on positive results.

Stillwater Canada Inc has been exploring ways to improve the economics of the Marathon PGM-copper project. While several alternatives under review have the potential to enhance the project's economic performance, in today's markets these options do not provide an acceptable economic return on the project. As a result, Stillwater Canada Inc is scaling back activities for the Marathon PGM-copper project.

Stillwater Canada Inc plans to maintain tenure and look for opportunities to realize value from the project in the future, while fostering relationships that have been formed with local aboriginal communities and municipalities.

The Company previously advised that 2014 expenditures for the Marathon PGM-copper project would be in the range of $5 to $10 million. As a result of the reduction in activities, Stillwater Canada Inc expenditures for 2014 are now expected to be in the range of $4 to $6 million. Going forward, the Company expects project costs of approximately $1 to $3 million per annum, depending on the level of exploration activity.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other applications. Stillwater Mining Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

CONTACT:

Mike Beckstead
(406) 373-8971